Exhibit 5.1
[GenOn Energy, Inc. Letterhead]
December 3, 2010
GenOn Energy, Inc.
1000 Main Street
Houston, Texas 77002
RE: Registration Statement on Form S-8
Ladies and Gentlemen:
I and attorneys under my supervision have acted as counsel to GenOn Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of January 15, 2001, between the Company and Computershare Trust Company N.A., successor to The Chase Manhattan Bank, as rights agent, as amended, that may be issued by the Company under the GenOn Energy, Inc. 2010 Omnibus Incentive Plan, the GenOn Energy, Inc. 2002 Long-Term Incentive Plan, the GenOn Energy, Inc. 2002 Stock Plan, the Long-Term Incentive Plan of GenOn Energy, Inc., the GenOn Energy, Inc. Transition Stock Plan, and the Mirant Corporation 2005 Omnibus Incentive Compensation Plan (collectively, the “Plans”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In rendering this opinion, I and attorneys under my supervision have examined such corporate records and other documents, including the Registration Statement and the Plans, and I and attorneys under my supervision have reviewed such matters of law, as we have deemed necessary or appropriate.
I and attorneys under my supervision have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I and attorneys under my supervision have also assumed the genuineness of all signatures or instruments that we have reviewed and the legal capacity of all natural persons. In addition, I and attorneys under my supervision have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
I am a member of the Bar of the State of Texas and I express no opinions as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws, and the laws of the State of Texas.
Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock and associated Rights, and, when issued as described in the Registration Statement, the Common Stock and the associated Rights will be validly issued, fully paid and nonassessable.

This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to be named in the Registration Statement as the attorney who passed upon the legality of the Common Stock and associated Rights and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Michael L. Jines

Name:	Michael L. Jines
Title:	Executive Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer